As filed with the Securities and Exchange Commission on December 16, 2011

Registration No. 333-___

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Pulse Electronics Corporation
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	23-1292472
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

12220 World Trade Drive San Diego, CA	92128
(Address of Principal Executive Offices)	(Zip Code)

Common Stock Issuable Pursuant to the Amended Employment Agreement of Ralph. E. Faison
(Full Title of the Plan)

 Drew A. Moyer
Senior Vice President and Chief Financial Officer
Pulse Electronics Corporation
12220 World Trade Drive
San Diego, CA 92128
(Name and Address of Agent for Service)

(858) 674-8100
(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

☐ Large accelerated filer	☑ Accelerated filer	☐ Non-accelerated filer	☐ Smaller reporting company

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount To Be	Offering Price	Aggregate	Amount of
To Be Registered	Registered (1)	Per Share (2)	Offering Price (2)	Registration Fee
Common Stock, $.125 par value per share	120,438 (3)	$2.80	$337,226.40	$38.65

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)
Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the Common Stock reported on the New York Stock Exchange on December 15, 2011.

(3)
This Registration Statement relates to shares of Common Stock of the Registrant authorized for issuance pursuant to Section 1 of  the Amendment dated November 11, 2011 to the Employment Agreement dated  January 4, 2011 between the Registrant and Ralph E. Fasion (the “Plan”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed with the Commission by the Registrant are incorporated by reference in this Registration Statement and made a part hereof:

1.	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010;

2.	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended April 1, 2011; July 1, 2011; and September 30, 2011;

3.
The Registrant’s Current Reports on Form 8-K filed on January, 7, 2011; January 13, 2011; February 10, 2011 (excluding Item 2.02 and Exhibit 99.1 of Item 9.01); March 10, 2011; March 23, 2011; March 24, 2011; April 11, 2011; April 12, 2011; April 15, 2011; May 3, 2011 (excluding Item 2.02 and Exhibit 99.1 of Item 9.01) ; May 5, 2011; May 19, 2011; May 24, 2011; June 2, 2011; August 9, 2011 (excluding Item 2.02 and Exhibit 99.1 of Item 9.01) ; September 20, 2011; October 20, 2011; October 31, 2011; November 8, 2011 (excluding Item 2.02 and Exhibit 99.1 of Item 9.01); and November 17, 2011; and

4.
The Registrant’s Registration Statement on Form 8-A/A filed on July 5, 2000, describing the Registrant’s Common Stock, including any amendment or reports filed for the purpose of updating such description.

     All documents and reports filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified shall not be deemed to constitute a part of the Registration Statement except as so modified and any statement so superseded shall not be deemed to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     The validity of the authorized and unissued shares of Common Stock to be issued under the Plan was passed upon by SNR Denton US LLP. As of December 15, 2011, members of such firm beneficially own less than $50,000 in shares of Common Stock of the Registrant.

Item 6. Indemnification of Directors and Officers.

     The Pennsylvania Business Corporation Law generally provides that a company shall have the power to indemnify its officers, directors and others against liability incurred by them by reason of their position with the company if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the company, and, with respect to any criminal action, the indemnified party had no reasonable cause to believe his conduct was unlawful.

     Section 1 of Article VII of the Registrant’s Bylaws provides for mandatory indemnification of directors and officers against third-party actions in such circumstances. Section 2 of Article VII of the Registrant’s Bylaws provides for mandatory indemnification for any director or officer made party to any derivative suit if he acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the Registrant; provided, however, no indemnification against expenses will be made where the person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Registrant unless and to the extent that the applicable Court of Common Pleas shall determine such person is fairly and reasonably entitled to indemnity. Under Section 3 of Article VII, an independent determination of disinterested directors, legal counsel or shareholders of the Registrant will determine whether the person is entitled to indemnification under Sections 1 and 2, unless indemnification is ordered by a court. In addition, Section 5 of Article VII of the Bylaws provides for advancement of expenses in advance of the final disposition of any action, suit or proceeding upon receipt of an undertaking, by or on behalf of the person who may be entitled to indemnification under Sections 1, 2 and 4 of Article VII, to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Registrant.

     The Pennsylvania Business Corporation Law also permits a corporation to include in its bylaws, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the Pennsylvania Business Corporation Law; provided, however, indemnification shall not be permitted in any case where the act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Section 4 of Article VII of the Registrant’s Bylaws generally provides for mandatory indemnification of officers and directors acting on behalf of the Registrant, except that indemnification shall not be permitted in any case where the act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Indemnification under Section 4 of Article VII of the Registrant’s Bylaws will be provided without the independent determination or court order required by Section 3 as described above.

    The Registrant also has entered into an Indemnification Agreement with each of the executive officers and directors of the Registrant. The Indemnification Agreements provide the same scope of indemnification as provided under the Bylaws. The Indemnification Agreements are direct contractual obligations of the Registrant in favor of the directors and officers. Therefore, in the event that the Bylaws are subsequently changed to reduce the scope of indemnification, executive officers and directors with Indemnification Agreements will not be affected by such changes.

     In addition, the Registrant maintains directors and officers insurance under which its directors and officers are insured against certain liabilities that may be incurred by them in their capacities as such.

Item 7. Exemption From Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit

4.1	Employment Agreement dated January 4, 2011 between Pulse Electronics Corporation and Ralph E. Faison filed as Exhibit 10.28 to the Current Report on Form 8-K filed January, 7, 2011.

4.2	Amendment dated September 16, 2011 to Employment Agreement between Pulse Electronics Corporation and Ralph E. Faison filed as Exhibit 10.29 to the Current Report on Form 8-K filed September 20, 2011.

4.3	Amendment dated November 11, 2011 to Employment Agreement between Pulse Electronics Corporation and Ralph E. Faison filed as Exhibit 10.31 to the Current Report on Form 8-K filed November 17, 2011.

5.1	Opinion of SNR Denton US LLP.

23.1	Consent of SNR Denton US LLP (included as part of Exhibit 5.1 hereto).

23.2	Consent of KPMG LLP.

24.1	Power of Attorney (included in signature page).

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California on this 16th day of December, 2011.

pulse electronics corporation.
By:	/s/ Drew A. Moyer
Drew A. Moyer
Senior Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     Each person whose signature appears below constitutes and appoints Drew A. Moyer his attorney-in-fact, with the power of substitution, for him in any and all capacities to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

NAME	CAPACITY	DATE
/s/ Ralph E. Faison	Chairman, President and Chief Executive Officer	December 16, 2011
Ralph E. Faison	(Principal Executive Officer)

/s/ Drew A. Moyer	Senior Vice President and Chief Financial Officer	December 16, 2011
Drew A. Moyer	(Principal Financial and Accounting Officer)

/s/ John E. Burrows, Jr.	Director	December 16, 2011
John E. Burrows, Jr.

/s/ Justin C. Choi	Director	December 16, 2011
Justin C. Choi

/s/ Steven G. Crane	Director	December 16, 2011
Steven G. Crane

/s/ Howard C. Deck	Director	December 16, 2011
Howard C. Deck

/s/ Edward M. Mazze	Director	December 16, 2011
Edward M. Mazze

/s/ C. Mark Melliar-Smith	Director	December 16, 2011
C. Mark Melliar-Smith

/s/ Lawrence P. Reinhold	Director	December 16, 2011
Lawrence P. Reinhold

EXHIBIT INDEX

4.1
Employment Agreement dated January 4, 2011 between Pulse Electronics Corporation and Ralph E. Faison (incorporated by reference to Exhibit 10.28 to the Current Report on Form 8-K filed January, 7, 2011).

4.2
Amendment dated September 16, 2011 to Employment Agreement between Pulse Electronics Corporation and Ralph E. Faison (incorporated by reference to Exhibit 10.29 to the Current Report on Form 8-K filed September 20, 2011).

4.3
Amendment dated November 11, 2011 to Employment Agreement between Pulse Electronics Corporation and Ralph E. Faison (incorporated by reference to Exhibit 10.31 to the Current Report on Form 8-K filed November 17, 2011).

5.1	Opinion of SNR Denton US LLP.

23.1	Consent of SNR Denton US LLP (included as part of Exhibit 5.1 hereto).

23.2	Consent of KPMG LLP.

24.1	Power of Attorney (included in signature page).